Exhibit 99.1

GameTech Announces Stock Listing Transfer from NASDAQ Global Market to NASDAQ Capital Market

RENO, Nev. (February 2, 2011) – On February 2, 2011, GameTech International, Inc. (“GameTech” or the “Company”) (Nasdaq: GMTC), a leading designer, developer and marketer of interactive electronic bingo equipment, bingo systems, and video lottery terminals, announced that on January 28, 2011, the Company received notice that the NASDAQ Stock Market, LLC (“Nasdaq”) had approved the Company’s application to transfer its common stock from the Nasdaq Global Market (the "Global Market") to the Nasdaq Capital Market (the "Capital Market").  In connection with the transfer to the Capital Market, on February 1, 2011, Nasdaq notified the Company that it had granted the Company an additional 180 calendar days, or until August 1, 2011, to regain compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market.

The Company's common stock began trading on the Capital Market, and ceased trading on the Global Market, at the opening of business, February 1, 2011. The trading symbol for the Company's common stock remains "GMTC."  According to Nasdaq, the Capital Market operates in substantially the same manner as the Global Market.

GameTech International, Inc. is in the business of designing, developing, manufacturing, and marketing interactive computerized bingo equipment and systems, video lottery terminals, slot machine gaming devices, and related software.  GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games.  GameTech International, Inc. serves customers in 40 U. S. states, Canada, Japan, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors may include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

Contact:

Suzanne Chennault, (775)850-60000
Interim Chief Financial Officer
or
James Robertson, (775)850-6000
Vice President & General Counsel